                                                                     EXHIBIT 2.0

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                PANAMERICAN BANK

                                       AND

                          SOUTHERN SECURITY BANK CORP.

                                       AND

                             SOUTHERN SECURITY BANK

                               DATED May 15, 2001

                               TABLE OF CONTENTS

1.       Definitions...................................................................................       1

2.       Basic Transaction.............................................................................       6
         (a)    Purchase and Sale of Assets............................................................       6
         (b)    Assumption of Liabilities..............................................................       6
         (c)    Purchase Price.........................................................................       7
         (d)    The Closing............................................................................       7
         (e)    Deliveries at the Closing..............................................................       7

3.       Representations and Warranties of the Seller..................................................       7
         (a)    Organization of the Seller.............................................................       7
         (b)    Authorization of Transaction...........................................................       8
         (c)    Noncontravention ......................................................................       8
         (d)    Brokers' Fees .........................................................................       8
         (e)    Title to Assets .......................................................................       8
         (f)    Subsidiaries ..........................................................................       8
         (g)    Financial Statements...................................................................       8
         (h)    Events Subsequent to Most Recent Fiscal Year End.......................................       9
         (i)    Intentionally Omitted..................................................................      11
         (j)    Legal Compliance.......................................................................      11
         (k)    Tax Matters............................................................................      11
         (1)    Real Property..........................................................................      12
         (m)    Intellectual Property..................................................................      13
         (n)    Tangible Assets........................................................................      13
         (o)    Contracts..............................................................................      14
         (p)    Notes and Accounts Receivable..........................................................      15
         (q)    Powers of Attorney.....................................................................      15
         (r)    Insurance..............................................................................      15
         (s)    Litigation.............................................................................      15
         (t)    Employees..............................................................................      15
         (u)    Guaranties.............................................................................      15
         (v)    Environment, Health, and Safety Matters................................................      15
         (w)    Certain Business Relationships with the Seller.........................................      16
         (x)    Retained Liabilities...................................................................      16
         (y)    Disclosure.............................................................................      16

4.       Representations and Warranties of the Buyer...................................................      16
         (a)    Organization of the Buyer..............................................................      16
         (b)    Authorization of Transaction...........................................................      16
         (c)    Noncontravention ......................................................................      16
         (d)    Brokers' Fees .........................................................................      17
         (e)    Stock .................................................................................      17
         (f)    Financial Statements...................................................................      17
         (g)    Liabilities ...........................................................................      17
         (h)    Contracts..............................................................................      18
         (i)    Litigation.............................................................................      18

        (j)     Taxes...................................................................................     18
        (k)     Material Transactions...................................................................     18
        (1)     Material Changes................: ......................................................     18
        (m)     Securities..............................................................................     18
        (n)     Law Applicable..........................................................................     18
        (o)     Subsidiaries............................................................................     19
        (p)     Regulatory Matters.....................................................................      19
        (q)     Assumption..............................................................................     19
        (r)     Disclosure..............................................................................     19

5.      Pre-Closing Covenants...........................................................................     19
        (a)     General.................................................................................     19
        (b)     Notices and Consents....................................................................     20
        (c)     Operation of Business...................................................................     20
        (d)     Preservation of Business................................................................     20
        (e)     Full Access ............................................................................     20
        (f)     Notice of Developments..................................................................     20
        (g)     Exclusivity ............................................................................     20
        (h)     Intentionally Omitted...................................................................     20
        (i)     Surveys.................................................................................     21
        (j)     Buyer's Covenants.......................................................................     21

6.      Conditions to Obligation to Close...............................................................     21
        (a)     Conditions to Obligation of the Buyer...................................................     21
        (b)     Conditions to Obligation of the Seller..................................................     23

7.      Indemnification by Seller and Shareholder.......................................................     24

8.      Indemnification by Buyer........................................................................     24

9.      Threshold.......................................................................................     24

10.     Indemnification Procedures......................................................................     24

11.     Procedures Relating to Tax Indemnification......................................................     26

12.     Tax Indemnity...................................................................................     27

13.     Indemnification Payments........................................................................     27

14.     Termination.....................................................................................     27
        (a)     Termination of Agreement................................................................     27
        (b)     Effect of Termination...................................................................     28
        (c)     Break-Up Fee............................................................................     28
        (d)     Seller's Default........................................................................     28

15.     Miscellaneous...................................................................................     28
        (a)     Change of Name .........................................................................     28
        (b)     Survival of Representations and Warranties..............................................     28
        (c)     Press Releases and Public Announcements.................................................     29
        (d)     No Third-Party Beneficiaries............................................................     29
        (e)     Entire Agreement .......................................................................     29
        (f)     Succession and Assignment...............................................................     29
        (g)     Counterparts ...........................................................................     29
        (h)     Headings................................................................................     29
        (i)     Notices.................................................................................     29
        (j)     Governing Law...........................................................................     30
        (k)     Amendments and Waivers..................................................................     30
        (l)     Severability............................................................................     31
        (m)     Expenses................................................................................     31
        (n)     Construction............................................................................     31
        (o)     Incorporation of Exhibits and Schedules.................................................     31
        (p)     Specific Performance....................................................................     31
        (q)     Submission to Jurisdiction..............................................................     31
        (r)     Confidentiality.........................................................................     32
        (s)     Fraudulent Transfer Laws................................................................     32
        (t)     Third Parties...........................................................................     32
        (u)     Registration............................................................................     32
        (v)     Directors...............................................................................     33

EXHIBITS:

        (a)     Exhibit 1 - Seller's Financial Statements.
        (b)     Exhibit 2 - Seller's Employee Severance Policy.
        (c)     Exhibit 3 - Buyer's Financial Statements.

                            ASSET PURCHASE AGREEMENT

                  This agreement (the "Agreement") entered into as of May 15, 2001, by and between SOUTHERN SECURITY BANK CORPORATION, a Delaware corporation ("SSBC") and SOUTHERN SECURITY BANK, a Florida banking corporation (individually and collectively the "Buyer"), and PANAMERICAN BANK, a Florida banking corporation (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties".

                  This Agreement contemplates a transaction in which the Buyer will purchase certain assets (and assume certain of the liabilities) of the Seller in return for cash and certain stock in Buyer.

                  Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                  1. Definitions. "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller, including all of its (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, including, but not limited to, any banking houses, drive-in banking facilities, teller facilities and administrative offices together with appurtenant parking, storage and service facilities, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets); (b) tangible personal property (such as equipment and furniture, including, but not limited to, office machinery, automated teller machines, shelving, office supplies and artwork, automobiles and trucks); (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) leases, subleases, and rights thereunder; (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder; (f) accounts, notes, and other receivables; (g) securities (such as the capital stock in its Subsidiaries), (h) claims, deposits as defined in Section 3(1) of the Federal Deposit Insurance Act, including all uncollected items included in depositor's balances and credited on the books of Seller, prepayments, refunds, Loans, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes); (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies; (j) Books, Records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; and (k) Cash; provided, however, that the Acquired Assets shall not include, as at the Closing Date, any asset not carried on Seller's Books, including, (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation or (ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the

Buyer on the other hand entered into on or after the date of this Agreement);
(iii) stock owned by Seller in the Federal Reserve Bank of Atlanta; (iv) loans which have been written off by Seller; (v) refunds on insurance premiums; and
(vi) tax refunds.

                  "Assumed Liabilities" means all of the Seller's Liabilities except Retained Liabilities. Assumed Liabilities expressly include (i) the obligation to make the severance payments to Seller's employees set forth in
Exhibit 2; (ii) the obligation to treat any employee of Seller retained by Buyer as having been hired by Buyer as of the date such person was employed by Seller for purposes of all employee benefits provided by Buyer; (iii) all liabilities under Seller's 401(k) plan and (iv) all obligations and liabilities to Manuel Alvarez pursuant to his Employment Agreement except that Buyer's liability with respect to the change in control bonus under such Employment Agreement payable by reason of the acquisition contemplated pursuant to this Agreement shall be limited to $35,000 and Seller shall retain any liability for change in control bonus in excess of said $35,0000.

                  "Books" shall mean, with respect to any Person, the general ledger of such Person and any related subsidiary ledger.

                  "Book Value" shall mean the dollar amount of any asset or liability stated on the Books of a Party as of the Closing Date, after adjustment for any differences in accounts, suspense items, unposted debits and credits and other similar adjustments and corrections. With respect to any asset "Book Value" shall be determined exclusive of any loss reserves and shall be reduced by any unearned discount on add-on interest installment loans or loans in progress, all as reflected on the Books of a Party as at the Closing Date, but shall not otherwise be adjusted for unearned income. In the case of Seller, any asset, such as the Federal Reserve Stock, or any liability, such as the Capital Note (as hereinafter defined), not being transferred to or assumed by Buyer shall not be included in the determination of Book Value. In the case of Buyer, shares of Class A and Class B common stock shall be deemed to have the same Book Value and the Book Value of a share of common stock shall be determined by dividing stockholders' equity as set forth in the Closing Date balance sheet by the outstanding shares as set forth in the Closing Date balance sheet.

                  "Buyer" has the meaning set forth in the preface above.

                  "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

                  "Closing" has the meaning set forth in Section 2(d) below.

                  "Closing Date" has the meaning set forth in Section 2(d) below.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Disclosure Schedule" has the meaning set forth in Section 3 below.

                  "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

                  "Extremely Hazardous Substance" has the meaning set forth in
Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

                  "FDIC" shall mean the Federal Deposit Insurance Corporation.

                  "Financial Statement" has the meaning set forth in Section 3(g) below.

                  "Fixtures" shall mean those improvements, additions, alterations and installations constituting a part of the Seller's premises which were acquired, added, built, installed or purchased at the expense of Seller, regardless of the holder of the legal title thereto as of the Closing.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                  "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, including, but not limited to, the name "PanAmerican Bank", and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium) to the extent described on the Disclosure Schedule.

                  "Knowledge" means actual knowledge of the party whereby such Party is aware of a particular fact or matter. The Seller will be deemed to have "Knowledge" only if any one of Manuel Alvarez as President of the Seller, Donato Marmol as Senior Vice President of Seller, Luis Ortega as Shareholder representative and Member of the Board of Directors or Rene Murai as Acting Chairman of the Board of Directors has knowledge of such fact or matter.

                  "Laws" shall mean all Laws (including Environmental, Health and Safety Requirements), statutes, ordinances, regulations, rules, directives, orders, policies, common laws, judgments and other pronouncements having the effect of Law of the United States of America, any foreign country, or any domestic or foreign state, province, commonwealth, city, county, municipality, territory, protectorate, possession, court, tribunal, agency, government, department, commission, arbitrator, board, bureau, or instrumentality thereof.

                  "Lender of Record" shall mean, with respect to any Loan, the person identified as the lender under the original documentation for such Loan; provided, that if any Person has acquired by assignment, endorsement or otherwise, all of the original lender's right, title and interest in and to such Loan, "Lender of Record" shall mean the last Person to acquire such right, title and interest.

                  "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "Loans" shall mean all advances and other extensions of credit to which Seller is the Lender of Record and which are reflected on the Books and Records of Seller as of the Closing, including, without limitation, any Loans which are purchased, remaining interests in such Loans sold, overdrafts, extensions of credit made by Seller pursuant to its credit card business, if any, and lease-financing contracts.

                  "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

                  "Most Recent Financial Statements" has the meaning set forth in Section 3(g) below.

                  "Most Recent Fiscal Month End" has the meaning set forth in
Section 3(g) below.

                  "Most Recent Fiscal Year End" has the meaning set forth in
Section 3(g) below.

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Party" has the meaning set forth in the preface above.

                  "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "Purchase Price" has the meaning set forth in Section 2(c) below.

                  "Records" shall mean any and all records of the Seller, including, without limitation, all papers, microfiche, microfilm and computer reds (including, but not limited to, magnetic tapes, disk storage card forms and printed copy) generated or maintained by the Seller that are owned by or in the possession of Seller at Closing.

                  "Retained Liabilities" shall mean (i) Liabilities not reflected on the financial statements or Disclosure Schedules (other than Liabilities incurred in the Ordinary Course of Business); (ii) any Liability for taxes for pre-closing periods which exceed the amounts previously paid or accrued on the financial statements; (iii) any Liability of Seller to indemnify any Person (including any of Seller's shareholders) by reason of the fact that such Person was a director, officer, employee or agent of Seller or was serving at the request of Seller as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise; (iv) any Liability to Douglas Cutchens;
(v) any Liability to Manuel Alvarez in connection with the change of control of Seller in excess of $35, 000. 00; (vi) any Liability in connection with the Banco Central litigation; (vii) any Liability of Seller for costs and expenses in connection with this Agreement and the transactions contemplated hereby;
(viii) the Liability under the Capital Note (as defined in Section 3(h)(vii));
(ix) retainer agreement between Seller and Murai, Wald, Biondo & Moreno; (x) Agreement between Seller and Morrison, Brown, Argiz and Company; (xi) Commission Agreement between Seller and Jose Chaoui; and (xii) any Liability in connection with the First Security Bank of New Mexico and OCWEN Federal Bank, FSB litigation.

                  "Safe Deposit Boxes" shall mean all safe deposit boxes owned or leased by the Seller, if any, including, but not limited to, the removable safe deposit boxes and safe deposit stacks on the Seller's vault and all keys and combinations thereto.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                  "Seller" has the meaning set forth in the preface above.

                  "Shareholder" for the purpose of this Agreement only, means Interbank Holding Corp., a Florida bank holding company.

                  "Subsidiary" shall have the meaning set forth in the Bank Holding Company Act or the Federal Deposit Insurance Act.

                  "Survey" has the meaning set forth in Section 5(i) below.

                  "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  2. Basic Transaction.

                  (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

                  (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities. Seller will also transfer to Buyer all property held by Seller as custodian or other fiduciary together with all agreements with the beneficiaries thereof and Buyer agrees to assume all obligations under such agreements.

                  (c) Purchase Price. The Buyer agrees to pay to the Seller at the Closing the sum of Five Million Dollars ($5, 000, 000. 00) payable as follows: (i) 9. 9% of the number of Class A Voting and Class B non-voting common shares of Southern Security Bank Corporation shown as outstanding on the Closing Date Balance sheet ("SSBC" - said stock to be valued at $1. 67 times the Book Value of SSBC at Closing) and (ii) the balance shall be payable in immediately available funds. If the Book Value of Seller at Closing exceeds $3, 000, 000. 00, the Seller shall be entitled to retain cash equal to the excess of Seller's Book Value over $3, 000, 000. 00; if Seller's Book Value at Closing is less than $3, 000, 000. 00, then the difference between $3, 000, 000. 00 and the Seller's Book Value will be subtracted from the Purchase Price on a dollar ($1. 00) for dollar ($1. 00) basis. The Book Value of Seller and of SSBC shall be determined as provided under Section 6(a)(xi) below and Section 6(b)(ix), respectively.

                  (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Murai Wald Biondo & Moreno located at 900 Ingraham Building, 25 Southeast 2nd Avenue, Miami, Florida 33131, commencing at 10: 00 a. m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall not be later than 30 days following the satisfaction of the conditions set forth in Sections 6(a) (vi) and 6(b)(v) unless otherwise agreed to by the Parties.

                  (e) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including real property and Intellectual Property transfer documents) in the forms acceptable to Buyer and/or its counsel and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form acceptable to Seller and/or its counsel and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyer will deliver to the Seller the consideration specified in Section 2(c) above.

                  3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this
Section 3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). [The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.]

                  (a) Organization of the Seller. The Seller is an insured depository institution duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is chartered.

                  (b) Authorization of Transaction. (i) Subject to Seller's obtaining stockholder approval prior to the Closing Date as set forth in Section 6(a)(x) below (i) Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; (ii) without limiting the generality of the foregoing, the board of directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement by the Seller, and (iii) this Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will, subject to required governmental notices and/or approvals and/or third party notices and/or approvals, (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Seller needs to give any notice to, make a filing with, obtain authorization, consent and approval of government or governmental agencies having jurisdiction of the Seller in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

                  (d) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (e) Title to Assets. The Seller has good title to, or a valid leasehold interest in, the properties and assets used by them, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, the Seller has good title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer, subject, however, to a dispute involving the use of the name "PanAmerican Bank."

                  (f) Subsidiaries. The Seller has no Subsidiaries.

                  (g) Financial Statements. Attached hereto as Exhibit 1 are the following financial statements (collectively the "Financial Statements") for the
Seller: (i) audited and unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1998, 1999, and 2000 (the "Most Recent Fiscal Year End") for the Seller; and (ii) unaudited balance sheet and statement of income. (the "Most Recent (b)

Financial Statements") as of and for the month ended April 30, 2001 (the "Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete, and are consistent with the Books and Records of the Seller (which Books and Records are correct and complete) subject, as to unaudited statements, to customary year-end adjustments.

                  (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, and except as set forth in the Disclosure Schedule, there has not been any adverse change in the business, financial condition, operations, results of operations. Without limiting the generality of the foregoing, since that date:

                           (i) Seller has not sold, leased, transferred, or
                  assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                           (ii) The Seller has not entered into any agreement,
                  contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10, 000. 00 and outside the Ordinary Course of Business;

                           (iii) no party (including the Seller) has
                  accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10, 000. 00 to which the Seller is a party or by which it is bound, except in the Ordinary Course of Business;

                           (iv) The Seller has not imposed any Security Interest
                  upon any of its assets, tangible or intangible, except in connection with repurchase agreements made in the Ordinary Course of Business;

                           (v) The Seller has not made any capital expenditure
                  (or series of related capital expenditures) involving more than $10, 000. 00 and outside the Ordinary Course of Business;

                           (vi) The Seller has not made any capital investment
                  in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $10,
                  000. 00 and outside the Ordinary Course of Business;

                           (vii) The Seller has not issued any note, bond, or
                  other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $1, 000. 00 singly or $5,
                  000. 00 in the aggregate except for letters of credit and repurchase agreements in the

                  Ordinary Course of Business, and except for a subordinated capital note in the amount of $300, 000 issued or to be issued to Shareholder (the "Capital Note");

                           (viii) The Seller has not delayed or postponed the
                  payment of accounts payable and other Liabilities outside the Ordinary Course of Business and any and all such payables have been duly accrued in the Ordinary Course of Business if any such payable is more than $500. 00;

                           (ix) The Seller has not cancelled, compromised,
                  waived, or released any right or claim (or series of related rights and claims) involving more than $10, 000. 00 and outside the Ordinary Course of Business;

                           (x) The Seller has not granted any license or
                  sublicense of any rights under or with respect to any Intellectual Property;

                           (xi) there has been no change made or authorized in
                  the charter or bylaws of the Seller;

                           (xii) The Seller has not issued, sold, or otherwise
                  disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                           (xiii) The Seller has not declared, set aside, or
                  paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                           (xiv) The Seller has not made any loan to, or entered
                  into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xv) The Seller has not entered into any employment
                  contract (except for oral at will contracts) or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement which would be binding on the Buyer on the Closing Date;

                           (xvi) The Seller has not granted any increase in the
                  base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xvii) The Seller has not adopted, amended, modified,
                  or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees;

                           (xviii) The Seller has not made any other change in
                  employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xix) The Seller has not made or pledged to make any
                  charitable or other capital contribution outside the Ordinary Course of Business;

                           (xx) there has not been any other material
                  occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller; and

                           (xxi) The Seller has not committed to any of the
                  foregoing.

                  (i)      Intentionally Omitted.

                  (j) Legal Compliance. To Seller's Knowledge, except as set forth in the Disclosure Schedules, the Seller is currently in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), the failure to comply with which could materially and adversely affect the Seller and/or its properties and/or its operations.

                  (k)       Tax Matters.

                           (i) The Seller has filed all Tax Returns that it was
                  required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (ii) The Seller has withheld and paid all Taxes
                  required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (iii) Seller does not expect any authority to assess
                  any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the Seller, Stockholder and the directors and officers of the Seller has Knowledge based upon personal contact with any agent of such authority. Section 3(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Seller for taxable periods ended on or after December 31, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since December 31, 1998.

                           (iv) The Seller has not waived any statute of
                  limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (v) The unpaid Taxes of the Seller (A) did not, as of
                  the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing their Tax Returns.

                  (1) Real Property.

                           (i) Section 3(1)(i) of the Disclosure Schedule lists
                  and describes briefly all real property that the Seller owns and contains as an attachment a true and correct copy of its title insurance policy insuring Seller's title to the real property ("Title Policy"). With respect to each such parcel of owned real property:

                                    (A) the Seller owns the real property, free
                           and clear of any Security Interest, or unrecorded easement, covenant, or other restriction, except for installments of special assessments not yet delinquent which do not impair the current use, occupancy, or value, of the property subject thereto;

                                    (B) there are no pending or, to the
                           Knowledge of the Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

                                    (C) there are no leases, subleases,
                           licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                                    (D) there are no outstanding options or
                           rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein; and

                                    (E) there are no parties (other than the
                           Seller) in possession of the parcel of real property;

                           (ii) Seller represents that there are no real
                  property leases or subleases on the real property described on the Disclosure Schedule Section 3(1)(i).

                  (m) Intellectual Property.

                           (i) The Seller owns or has the right to use pursuant
                  to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Seller as presently conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

                           (ii) The Seller has not interfered with, infringed
                  upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and to Seller's Knowledge none of the directors and officers of the Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Seller must license or refrain from using any Intellectual Property rights of any third party).

                           (iii) Seller represents to Buyer that it holds no
                  patents and has filed no registrations seeking to obtain a patent or patents.

                           (iv) Seller represents to Buyer that Seller does not
                  use in any manner any item of Intellectual Property owned by any Third Party except for computer licenses and software for which Seller has a license.

                           (v) To the Knowledge of any of the directors and
                  officers of the Seller, the Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

Anything herein to the contrary notwithstanding, (i) Buyer has been informed that another bank has filed a petition to cancel Seller's trademark registration of the name "PanAmerican"; and (ii) Seller makes no representation or warranty concerning Seller's right to use the name "PanAmerican" or as to the validity of the trademark "PanAmerican"; however, Seller will assign its trademark to Buyer.

                  (n) Tangible Assets. The Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Such assets are being sold in an "as is" condition subject to the provisions of Section 6(a)(ix), below.

                  (o) Contracts. Section 3(o) of the Disclosure Schedule lists the following contracts and other agreements to which the Seller is a party:

                           (i) any agreement (or group of related agreements)
                  for the lease of personal property to or from any Person providing for lease payments in excess of $5,000.00 per annum;

                           (ii) any agreement (or group of related agreements)
                  for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Seller, or involve consideration in excess of $5,000.00;

                           (iii) any agreement (excluding Loans and loan
                  participations) constituting Seller a partner or venturer in a joint venture;

                           (iv) any agreement (or group of related agreements),
                  excluding letters of credit, deposit agreements, repo agreements, and the Capital Note, under which the Seller is the debtor or obligor of any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000.00 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                           (v) any agreement which will impose on Buyer
                  subsequent to Closing an obligation of confidentiality or restriction on competition;

                           (vi) any agreement under which it has advanced or
                  loaned any amount to any of its directors, officers, and employees other than in the Ordinary Course of Business; and

                           (vii) any other agreement (or group of related
                  agreements) the performance of which involves consideration in excess of $25,000.00.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

                  (p) Notes and Accounts Receivable. Except as set forth in the Disclosure Schedules, all notes, accounts receivable, mortgages and security agreements of the Seller are reflected properly on its Books and Records and, to Seller's Knowledge, are subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

                  (q) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller.

                  (r) Insurance. Seller will not assign to Buyer any insurance policies of any type unless required by governmental entities having jurisdiction over the transaction.

                  (s) Litigation. Section 3(s) of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                  (t) Employees. Buyer is not assuming any Liabilities of Seller to its employees, except those Liabilities which are Assumed Liabilities.

                  (u) Guaranties. The Seller is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person except as such may relate to letters of credit and repurchase agreements.

                  (v)      Environmental, Health, and Safety Matters.

                           (i) The Seller has received no written or oral
                  notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                           (ii) The Seller has not, either expressly or by
                  operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                  (w) Certain Business Relationships With the Seller. The Shareholder and its Affiliates have not been involved in any business arrangement or relationship with the Seller within the past 12 months (other than with respect to the Capital Note), and none of the Stockholder and its Affiliates owns any asset, tangible or intangible, which is used in the business of the Seller.

                  (x) Retained Liabilities. Seller shall be responsible to pay or otherwise satisfy the Retained Liabilities.

                  (y) Disclosure. To the best of Seller's Knowledge, the representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

                  4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement.

                  (a) Organization of the Buyer. Each Buyer is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is chartered. SSBC is a duly registered bank holding company under the Bank Holding Company Act. Southern Security Bank is an insured depository institution. Each of SSBC and Southern Security Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its properties.

                  (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer agrees to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency having jurisdiction of the transaction in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

                  (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                  (e) Stock. The shares of stock in the Buyer consist of:

                  (1) Class A Voting Common Stock, $0.01 par value, 30,000.000 shares authorized; 18,650.842 shares issued and outstanding at March 31, 2001;

                  (2) Class B Non-Voting Common Stock, $0.01 par value, 5,000.000 authorized; 1,521.808 shares issued and outstanding at March 31, 2001; and

                  (3)      Series A Preferred Stock, $0.01 par value.
                  1,200.000 shares authorized, no shares issued and outstanding at March 31, 2001.

There are no outstanding options, rights, warrants, commitments or other arrangements pursuant to which SSBC or Southern Security Bank is or may be bound to issue shares or any securities which are convertible into or exchangeable for such shares, except for 811,298 options for Common A Shares as of March 24, 2001 in favor of Buyer's employees and a sales arrangement by which First Bank of Puerto Rico has agreed, through Buyer's private placement, to purchase 600,000 Class A Voting Shares of Buyer and 180,000 Class B Non-Voting Shares of the Buyer.

                  (f) Financial Statements. Attached hereto is as Exhibit 3 are the following financial statements: audited consolidated comparative financial report for Southern Security Bank Corporation and Subsidiary for the years ended December 31, 2000 and 1999, containing among other things the consolidated balance sheets, the consolidated statements of operations, consolidated statements of stockholders' equity, and the consolidated statements of cash flows, certified by McGladrey & Pullen, LLP, certified public accountants and Buyer's unaudited, consolidated balance sheet and statement of income, as and for the month ended April 30, 2001. Buyer has furnished Seller with a copy of Buyer's Securities and Exchange Commission Form 10-K/SB for the year ended December 31, 2000 and 1999, containing among other things the consolidated balance sheets, the consolidated statements of operations, consolidated statements of stockholders' equity, and the consolidated statements of cash flows. All of the foregoing statements present fairly Buyer's consolidated financial condition as of the dates indicated and the result of Buyer's operations for the periods indicated in such statements, in the case of such unaudited statements to audit and usual year-end adjustments. All such statements have been prepared in conformity with GAAP, applied on a consistent basis throughout the periods covered thereby, are correct and complete and are consistent with the Books and Records of Buyer (which Books and Records are correct and complete) subject, as to any unaudited statements to customary year-end adjustments.

                  (g) Liabilities. At March 31, 2001, Buyer has no absolute or contingent liabilities which are not shown or provided for on the unaudited consolidated statement of Buyer's financial position as of April 30, 2001 (Exhibit 3).

                  (h) Contracts. Buyer is not a parry to any written or oral:
(1) contract for the employment of any officer or individual employee, the term of which extends beyond April 1, 2002; (2) distributor or sales agency or advertising contract which is not terminable on 30 days' or less notice without penalty; (3) contract with a labor union; (4) contract continuing over a period of more than one year for the future purchase of materials, supplies, or equipment under which Buyer has a commitment in excess of $6,000.00; (5) contract continuing over a period of more than one year for the future sale or purchase of services, products or raw materials except for a contract with Fiserv, Inc. for data and item processing for five (5) years; (6) pension, profit-sharing, retirement, or stock purchase plan in effect with respect to its employees or others; (7) agreement with an institutional lender; or (8) material contract not made in the Ordinary Course of Business, except in each case as set forth in information which Buyer has furnished to Seller and except for a lease on Buyer's Hollywood, Florida, facility which extends to December 31, 2013 and a lease on Buyer's Brickell Avenue, Miami, Florida, facility which extends to 2006.

                  (i) Litigation. No actions, suits, proceedings, or investigations, in law or equity, are pending, or to Buyer's knowledge are threatened against or affecting, Buyer, which involve the likelihood of any judgment or liability nor fully covered by insurance exceeding a total of $1,
000. 00, or which may result in any material adverse change in the business, operations, properties, assets, or financial or other condition of Buyer.

                  (j) Taxes. The amounts set up as provisions for taxes on the unaudited consolidated statement of Buyer's financial position as of April 30, 2001 (Exhibit 3) are sufficient for the payment of all accrued and unpaid federal, state, county, and local taxes of Buyer, whether or not disputed, for the four months ended on such date and for all fiscal years prior thereto. Federal income tax returns of Buyer, the accounts of which are consolidated, have been examined by the Internal Revenue Service for all past fiscal years through the fiscal years ended 1999. The Buyer has filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. All taxes owed by Buyer (whether or not shown on any Tax Return) have been paid.

                  (k) Material Transactions. Since December 31, 2000, the Buyer has not entered into any material transaction other than in the Ordinary Course of Business except for the transaction with First Bank of Puerto Rico described in paragraph 4(e).

                  (l) Material Changes. There has been no material adverse change in the business financial condition, operation or results of operations of Buyer since December 31, 2000.

                  (m) Securities. Common Shares deliverable to Seller, when issued and delivered as provided herein, will be Buyer's validly issued and outstanding shares, fully paid and nonassessable by Buyer and will be unregistered under the Securities Act and will be restricted.

                  (n) Laws Applicable The Buyer is in substantial compliance with the Securities Act and the Securities Exchange Act and, to the Knowledge of Buyer, with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), the failure to comply with which could materially and adversely affect the Buyer, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. SSBC has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Securities and Exchange Commission ("SEC"), including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and Proxy Statements (collectively, the "Buyer Reports"). As of their respective dates, the Buyer Reports comply in all material respects with all rules and regulations promulgated by the SEC and did not contain any untrue statement of the material fact or omit to state a material fact required to be stated therein and necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (o) Subsidiaries. SSBC's only subsidiary is Southern Security Bank. SSBC is the owner of one hundred percent (100%) of the shares or other securities of Southern Security Bank.

                  (p) Regulatory Matters. Buyer has no Knowledge of any fact or circumstance relating to Buyer that is reasonably likely to materially impede or delay receipt of any consent of any regulatory authority requiring to consummate the transactions contemplated hereby.

                  (q) Assumption. Buyer shall be responsible for the payment or discharge of the Assumed Liabilities.

                  (r) Disclosure. To the best of Buyer's Knowledge, the representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

                  5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                  (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below). Before the Closing Date, the parties' officers and accredited representatives shall each have full access to the plants, properties, books, accounts, and records of every kind, including, without limitation, the other's monthly balance sheets and income and operating statements, and each will furnish the other with all additional financial and operating data and other information as to its business and properties that is from time to time reasonably requested. Each party shall authorize and direct its respective independent auditors to make available to the other party any information, including access to work papers, requested by such party.

                  (b) Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its best efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Florida Department of Banking and the Federal Reserve, and will make any further filings pursuant thereto that may be necessary in connection therewith.

                  (c) Operation of Business. The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction which would constitute a breach of the representations and warranties set forth in Section 3(h) above.

                  (d) Preservation of Business. The Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                  (e) Full Access. Each Party will permit representatives of the other to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of such Party, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the said Party.

                  (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant unless the Disclosure Schedule itself has been updated.

                  (g) Exclusivity. The Parties shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of the Parties (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and vice versa

                  (h) Intentionally Omitted.

                  (i) Surveys. With respect to each parcel of real property that the Seller owns, the Buyer may procure, at its expense, in preparation for the Closing a current survey of the real property certified to the Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing.

                  (j) Buyer's Covenants. Buyer covenants with Seller that pending the Closing:

                           (i) The Buyer will not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business;

                           (ii) No dividend or other distribution or payment will be declared, set aside or paid with respect to its outstanding shares and it will not redeem, purchase, or otherwise acquire such shares except as set forth in
                                    Section 4(e) above;

                           (iii) No change will be made in its authorized and outstanding shares, except when required to comply with the terms of this Agreement;

                           (iv) No change will be made in its charter or bylaws; or

                           (v) Buyer will not do or fail to do any act which would cause its representations and warranties contained in this Agreement to be untrue or incorrect in any material respect.

                  6. Conditions to Obligation to Close.

                  (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
                  Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Seller shall have performed and complied
                  with all of its covenants hereunder in all material respects through the Closing;

                           (iii) the Seller shall have procured all of the third
                  party consents specified in Section 5(b) above which are necessary to transfer any asset which is material to Seller's business;

                           (iv) other than litigation set forth in the
                  Disclosure Schedule, no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
                  (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Acquired Assets or to operate the former businesses of the Seller;

                           (v) the Seller shall have delivered to the Buyer a
                  certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

                           (vi) the Buyer and the Seller shall have received all
                  other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and
                  Section 4(c) above;

                           (vii) the Buyer shall have received from counsel to
                  the Seller and from Greenberg Traurig opinions in form and substance reasonably acceptable to Buyer and its counsel, addressed to the Buyer, and dated as of the Closing Date;

                           (viii) all actions to be taken by the Seller in
                  connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

                           (ix) the Seller shall not have suffered any material
                  damage, destruction or loss (whether or not covered by insurance) to its property;

                           (x) delivery to Buyer of the consent of the Board of
                  Directors and shareholders of Seller approving and authorizing the sale in accordance with Section 607.1202, Florida Statutes; and

                           (xi) delivery of Seller's balance sheet compiled as
                  of the Closing Date by Seller's external auditors in accordance with GAAP and in accordance with the provisions of this Agreement, and approved by Buyer under advise of its external auditors, whereby such Closing Date balance sheet shall be used to determine the Book Value of Seller and the Purchase Price.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

                  (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
                  Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Buyer shall have performed and complied with
                  all of its covenants hereunder in all material respects through the Closing;

                           (iii) no action, suit, or proceeding shall be pending
                  or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
                  (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) the Buyer shall have delivered to the Seller a
                  certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

                           (v) the Buyer and the Seller shall have received all
                  other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and
                  Section 4(c) above;

                           (vi) the Seller shall have received from counsel to
                  the Buyer an opinion in form and substance reasonably acceptable to Seller and Seller's counsel, addressed to the Seller, and dated as of the Closing Date; and

                           (vii) all actions to be taken by the Buyer in
                  connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

                           (viii) there shall have been no material adverse
                  change in the condition (financial or otherwise), properties, assets, liabilities, operations, business or prospects of Buyer;

                           (ix) delivery of Buyer's balance sheet compiled as of
                  the Closing Date by Buyer's external auditors in accordance with GAAP and in accordance with the provisions of this Agreement, and approved by Seller under advise of these external auditors, whereby such Closing Date balance sheet shall be used to determine the Book Value of the Buyer;

                           (x) Seller shall have received the opinion of an
                  investment banker, in form and substance satisfactory to Seller to the effect that the Purchase Price constitutes fair consideration to Seller in connection with the transactions contemplated this Agreement; and

                           (xi) Seller shall be permitted to surrender to the
                  Florida Department of Banking and Finance Seller's banking charter so that the Seller and the Shareholder shall no longer be a bank and a bank holding company, respectively, and all agreements entered into by and between the Seller, the Shareholder and some or all of the Shareholder's shareholders as listed on the Disclosure Schedule.

The Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

                  7. Indemnification by Seller and Shareholder Seller and the Shareholder jointly and severally, will indemnify and hold harmless Buyer in respect of any and all damages resulting from or relating to any breach by Seller of any representation, warranty, covenant or agreement made by it in this Agreement or in any certificate delivered by Seller in connection with this Agreement; provided that indemnification with respect to the breach of a representation or warranty shall be limited as provided in Section 15(b) below.

                  8. Indemnification by Buyer. Buyer will indemnify and hold harmless Seller in respect of any and all damages resulting from or relating to any breach by Buyer of any representation, warranty, covenant, or agreement made by it in this Agreement or any certificate delivered by Buyer in connection with this Agreement; provided that indemnification with respect to the breach of a representation or warranty shall be limited as provided in Section 15(b) below.

                  9. Threshold. As to any Liability or Damages for which Seller or the Shareholder, on the one hand, or Buyer, as on the other hand, is obligated to provide indemnification, there shall be excluded the first Fifty Thousand Dollars ($50,000) of such Liability or damages in the aggregate for all matters that the Buyer or the Seller, as the case may be; would be entitled to indemnification under this Agreement.

                  10. Indemnification Procedures.

                  (a) If a Party becomes aware of any matter that it believes is indemnifiable (the "Indemnitee") by the other Party hereto, including, as the case may be, the Shareholder (the "Indemnifying Party") and such matter involves (i) any claim made against the Indemnitee by any Person or entity other than a Party or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the Indemnitee by any Person other than a Party, the Indemnitee will give the Indemnifying Party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding. Such notice will (i) provide (with reasonable specificity) the basis on which indemnification is being asserted, (ii) set forth the actual or estimated amount of damages for which indemnification is being asserted, if known, and (iii) be accompanied by copies of all relevant pleadings, demands, and other papers served on the Indemnitee. The failure to provide the notice promptly will not relieve the Indemnifying Party of its obligations under this Section 10 except to the extent of any damages that would not have been incurred if the notice had been given promptly.

                  (b) The Indemnifying Party will have a period of 30 days after the delivery of each notice required by Section 10(a) hereof during which to respond to such notice. If the Indemnifying Party elects to defend the claim described in such notice within such 30-day period, the Indemnifying Party will be obligated to settle or defend such claim, at its own expense and by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnitee. The Indemnitee will cooperate fully with the Indemnifying Party and counsel for the Indemnifying Party in the defense against any such claim, and the Indemnitee will have the right to participate at its own expense in the defense of any such claim. If the Indemnifying Party responds within such 30-day period and elects not to defend such claim, or does not respond within such 30-day period, the Indemnitee will be free to settle or defend (and control the defense of) such claim and to pursue such remedies as may be available to the Indemnitee under applicable Law. The Indemnitee's settlement or defense will not relieve the Indemnifying Party of its obligations under this Section 10.

                  (c) Any settlement of any claim (whether defended by the Indemnitee or by the Indemnifying Party) will require the prior written consent of the Indemnitee and the Indemnifying Party (which consent will not be unreasonably withheld). If, however, the Indemnitee refuses to consent to a reasonable and bona fide offer of settlement involving solely the payment of money that the Indemnifying Party desires to accept, the Indemnitee may continue to pursue such claim, free of any participation by the Indemnifying Party, at the sole expense of the Indemnitee for the period continued by the Indemnitee. In such event, the obligation of the Indemnifying Party to the Indemnitee will equal the amount of the offer of settlement that the Indemnifying Party desired to accept, plus the reasonable out-of-pocket expenses (except for expenses resulting from the Indemnitee's participation in any defense controlled by the Indemnifying Party) and other damages incurred by the Indemnitee before the Indemnitee refused to accept the offer of settlement and any damages incurred after the refusal to the extent they would have been covered by the indemnification in this Section 10 if the Indemnitee had not refused to accept the settlement.

                  (d) If an Indemnitee becomes aware of any matter that it believes is indemnifiable, the Indemnitee will give the Indemnifying Party prompt written notice of such claim. Such notice will (i) provide (with reasonable specificity) the basis for which indemnification is being asserted and (ii) set forth the actual or estimated amount of damages for which indemnification is being asserted. The failure to provide the notice promptly will not relieve the Indemnifying Party of its obligations under this Section 10 except to the extent any Damages that would not have been incurred if the notice had been given promptly. The Indemnifying Party will have a period of 30 days after the delivery of each notice required by this Section 10 during which to respond to such notice. If the Indemnifying Party accepts (in writing) full responsibility for the claim described in such notice, the actual or estimated amount of Damages reflected in such notice will be conclusively deemed a Liability that the Indemnifying Party owes, and will pay (in cash) upon demand, to the Indemnitee. If the Indemnifying Party has disputed such claim or does not respond within such 30-day period, the Indemnifying Party and the Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 30 days after such negotiations begin, either the Indemnifying Party or the Indemnitee may initiate litigation to resolve such disputes. If the Indemnifying Party does not respond within 30 days after delivery of any claim notice required by this Section 10, the Indemnitee may initiate litigation to resolve such claim.

                  11. Procedures Relating to Tax Indemnification. If a claim shall be made by any taxing authority, or the party receiving notice of such claim shall promptly notify the other party in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to the Indemnifying Party promptly after receipt of correspondence from any taxing authority requesting audit adjustments, or in reasonable detail to apprise the Indemnifying Party of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, such failure to provide notice promptly will not relieve the Indemnifying Party of its obligations under this
Section 11 except and to the extent that the failure to timely notify actually prejudices the Indemnifying Party's ability to contest such Tax Claim.

                  With respect to any Tax Claim, the Indemnifying Party may control all proceedings taken solely in connection with such Tax Claim (including, without limitation, selection of and payment for counsel reasonably acceptable to Indemnitee) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that if (i) the results of such proceedings, suit, contest, claim, hearing, compromise or proposed settlement could reasonably be expected to have a material adverse effect on the assets, business, operations or financial condition of the Indemnitee or its ability to treat any income or losses in a particular manner for tax calculation purposes for taxable periods ending after the Closing Date or (ii) any such proceedings, suit, contest, claim, hearing, compromise or proposed settlement or procedure involves Taxes other than Taxes subject to indemnification, the parties hereto shall consult and mutually agree on a reasonable good faith basis upon all aspects of the conduct of such matters. The Indemnitee and the Indemnifying Party shall cooperate in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and the provision to the Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. In no case shall the Indemnitee settle or otherwise compromise any Tax Claim without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld.

                  12. Tax Indemnity. Subject to the provisions of Section 9, the Seller or the Shareholder, jointly and severally, shall indemnify, save and hold harmless Buyer and Buyer shall indemnify, save and hold harmless Seller from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (a) any Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending on the Closing Date), and (b) for the unpaid Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

                  13. Indemnification Payments. The Indemnifying Party agrees that any payment required to be made under Sections 10 or 11 will be paid within ten (10) days after receipt of written request.

                  14. Termination.

                  (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                           (i) the Buyer and the Seller may terminate this
                  Agreement by mutual written consent at any time prior to the Closing;

                           (ii) either Buyer or Seller may terminate this
                  Agreement if the conditions set forth at paragraphs 6(a)(vi) and 6(b)(v) have not been satisfied by the 180th day following the date hereof;

                           (iii) the Buyer may terminate this Agreement by
                  giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period often (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before the Closing Date, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                           (iv) the Seller may terminate this Agreement by
                  giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period often (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before the Closing Date, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

                  (b) Effect of Termination. Except as otherwise provided herein, if any Party terminates this Agreement pursuant to Section 14(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

                  (c) Break Up Fee. In the event that after the signing of this Agreement the transaction is not closed by the Closing Date for any reason, including the failure of any condition precedent to Buyer's obligations, or Buyer elects not to or is unable to consummate the transaction, the Seller shall be entitled to collect from the Buyer a breakup fee of $100,000.00, provided, however, no such fee shall be due if the failure to close the transaction is due to the actions of Seller in contravention of this Agreement.

                  (d) Seller's Default. In the event this transaction fails to close by reason of a breach of this Agreement by Seller, the Buyer's remedies are limited to either: (i) specific performance or (ii) an amount equal to Buyer's reasonable out-of-pocket expenses in connection with this transaction not to exceed One Hundred Thousand Dollars ($100,000.00)

                  15. Miscellaneous.

                  (a) Change of Name. Buyer may on or after the Closing Date, take any action that is necessary to change its name to "PanAmerican Bank" and Seller shall take action to change its name from "PanAmerican Bank."

                  (b) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder for a period of one year after the Closing Date. No claim for the recovery of any damages as a result of the breach of a representation or warranty may be asserted by any Party after such one-year period has expired; provided, however, that claims for damages resulting from a breach of a representation or warranty first asserted within such one period shall not thereafter be barred.

                  (c) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

                  (d) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (e) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to the Seller:   Mr. Manuel Alvarez
                                      President
                                      PanAmerican Bank
                                      2770 SW 27th Ave.
                                      Miami, Florida 33133

                  Copies to:          Rene V. Murai, Esq. and M. Cristina
                                      Moreno, Esq.
                                      Murai, Wald, Biondo & Moreno
                                      25 S. E. 2nd Ave., Suite 900
                                      Miami, Florida 33131

                  If to the Buyer:    Harold L. Cornell
                                      President
                                      Southern Security Bank Corporation
                                      1000 Brickell Ave., Suite 900
                                      Miami, Florida 33131

                  Copy to:            William L. Rafferty, Jr., Esq.
                                      Rafferty, Gutierrez, Sanchez-Aballi,
                                      Stolzenberg & Gelles, P. A.
                                      1101 Brickell Ave, Suite 1400
                                      Miami, Florida 33131

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

                  (k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior of subsequent such occurrence.

                  (1) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (m) Expenses. Each of the Buyer, the Seller, and the Shareholder will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (o) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (p) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to the provisions set forth in Section 15(q) below, in addition to any other remedy to which it may be entitled, at law or in equity.

                  (q) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Miami-Dade County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 15(i) above. Nothing in this Section 15(q), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

                  (r) Confidentiality. Without the express written consent of all of the Parties, each of the Parties agrees to maintain in confidence and not disclose to any other Person the terms of the transactions contemplated hereby or the information delivered in connection with the proposed due diligence investigation, other than disclosures required to obtain the approvals for the transactions contemplated hereby, disclosures to those professionals and advisors who have a need to know, disclosures of information already available to the public or any other disclosures required by applicable law. In the event that the Buyer or Seller is at any time requested or required (by oral questions, interrogatories, request for information or documents, subpoena or other similar process) to disclose any information supplied to it in connection with this transaction, such Party agrees to provide the other Party prompt notice of such request so that an appropriate protective order may be sought and/or such other Party may waive the first Party's compliance with the terms of this Section 15(r). For purposes of this Section 15(r), Party and Parties shall include each of the Shareholders.

                  (s) Fraudulent Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of any transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Seller acknowledges that the subject transaction will not in any manner violate the terms of the Florida Fraudulent Transfer Act. Seller shall indemnify and hold Buyer harmless from any and all Liabilities resulting from noncompliance with the Florida Fraudulent Transfer Act, including, but not limited to, all costs and expenses incurred in connection with the defense or settlement of any such Liability or obligations.

                  (t) Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

                  (u) Registration. If at any time while Seller holds any of Buyer's common shares, Buyer takes action to register any of its shares under the Securities Act of 1933, as amended, or any similar federal statute, Buyer shall give Seller prompt written notice of its intended action. If registration of any such securities held by Seller is then possible under applicable laws, regulations, and practices of the Securities and Exchange Commission or other appropriate governmental agency and Seller within 15 days after receipt of any such notice requests Buyer to do so, Buyer shall, at its expense, take action to register the Seller's shares at the same time and use its best efforts to the end that such registration shall become effective.

                  (v) Directors. SSBC will recommend and will use its best efforts to obtain the nomination and election of Mr. Luis Ortega to its board of directors and (ii) an individual suggested by Mr. Luis Ortega to the board of directors of Southern Security Bank. This provision shall survive the closing of this transaction.

                                      *****

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                        SELLER:

                                        PANAMERICAN BANK

                                        By: /s/ [ILLEGIBLE]
                                            ------------------------------------

                                        Title: President & CEO

                                        BUYER:

                                        SOUTHERN SECURITY BANK CORPORATION

                                        By: /s/ [ILLEGIBLE]
                                            ------------------------------------
                                        Title: President & CEO

                                        SOUTHERN SECURITY BANK

                                        By: /s/ [ILLEGIBLE]
                                            ------------------------------------
                                        Title: President & CEO

The undersigned Shareholder has executed this Agreement solely for the purposes of agreeing to be bound by the provisions of Sections 7, 9, 10, 11, 12, 13, 15(m) and 15(r) and no other.

                                        SHAREHOLDER:

                                        INTERBANK HOLDING CORP.

                                        By: /s/ [ILLEGIBLE]
                                            ------------------------------------
                                        Print Name: LUIS A ORTEGA
                                        Title: President

                              DISCLOSURE SCHEDULES

THESE DISCLOSURE SCHEDULES ARE DELIVERED BY PANAMERICAN BANK (THE "SELLER") TO SOUTHERN SECURITY BANK CORP. AND SOUTHERN SECURITY BANK (COLLECTIVELY THE "BUYER"), AS REQUIRED BY THE ASSET PURCHASE AGREEMENT DATED AS OF MAY 15, 2001 BY AND BETWEEN THE SELLER AND THE BUYER.

                                   SCHEDULE 1

The Seller does not have any Intellectual Property.

                                SCHEDULE 3(h)(v)

Seller purchased the Treev Optical System including software upgrade, computer and installation which was paid for February, 2001 for a cost of $30,157.49. System is used to look up images of checks and other items processed. The system was purchase in October 2000, installed in December 2000 and billed in January 2001.

                               SCHEDULE 3(h)(viii)

In 1995 Max Barnes signed contract with Thompson Financial Publishing for advertisement and purchasing of certain books. Last year, PanAmerican attempted to negotiate a deal to terminate this agreement and pay Thompson a termination fee. Thompson is claiming that the contracts are still valid and PanAmerican is liable to them for $3,861.10.

                                  SCHEDULE 3(j)

         The Seller, during the period covered by the most recent audit by the Federal Reserve Bank of Atlanta:

                  (i) has exceeded the limitation on the purchase of federal funds from any one institution; and

                  (ii) may have failed to advise the shareholders of the Shareholder of their obligations to file a report on indebtedness to correspondent banks.

         Both of these items could be violations of the Written Agreement by and among Seller, Federal Reserve Bank of Atlanta and Department of Banking and Finance, Division of Banking, state of Florida dated January 13, 1997.

                                  SCHEDULE 3(k)

Federal and Florida income Tax Returns were filed for the Seller as follows:

         Year End 12/31/98           Filed on September 17, 1999
         Year End 12/31/99           Filed on September 7, 2000
         Year End 12/31/00           Extension Filed on March 15, 2001

There are no foreign income taxes applicable for Year End 12/31/98, 12/31/99 and 12/31/00.

                                SCHEDULE 3(l)(i)

The Seller owns property located at 2770 SW 27 Avenue, 2711-2713 SW 27 Terrace, 2727-2729 SW 27 Terrace, Miami-Dade County, Florida 33133 (title policy attached).

                                   SCHEDULE A

OFFICE FILE NUMBER              POLICY NUMBER           DATE OF POLICY          AMOUNT OF INSURANCE



1.   Name of Insured:

     PANAMERICAN BANK, a Florida banking association

2.   The estate or interest in the land which is covered by this Policy is:

     Fee Simple

3.   Title to the estate or interest in the land is vested in the Insured.

4. The land herein described is encumbered by the following mortgage or trust deed, and assignments:

     None

     and the mortgages or trust deeds, if any, shown in Schedule B hereof.

5.   The land referred to in this Policy is described as follows:

     Lots 1, 2, 3, 4, 5, 6, 7 and 3 in Block 3, of COMMERCIAL SILVER BLUFF, according to the Plat thereof, as recorded in Plat Book 14 at Page 59 of the Public Records of Dade County, Florida.

SCHEDULE A
Owners Form         THIS POLICY VALID ONLY IF SCHEDULE B IS ATTACHED.
Reorder Form No. 3529 (Rev : 189)

                                   SCHEDULE B

Policy Number: 10-0722-106-00000010

This policy does not insure against loss or damage and the Company will not pay costs, attorneys' fees or expenses) which arise by reason of:

GENERAL EXCEPTIONS:

(1)  Rights or claims of parties in possession not shown by the public records.

(2) Encroachments, overlaps, boundary line disputes, and any other matters which would be disclosed by an accurate survey and inspection of the premises.

(3)  Easements or claims of casements not shown by the public records.

(4) Any lien, or right to a lien, for services, labor, or material heretofore or hereafter furnished, imposed by law and not shown by the public records.

(5) Taxes or special assessments which are not shown as existing liens by the public records.

SPECIAL EXCEPTIONS: The mortgage, if any, referred to in Item 4 of Schedule A., if this schedule is attached to an Owner's Policy.

(6) Any claim that any portion of said lands are sovereignty lands of the State of Florida, including submerged, filled or artificially exposed lands and lands accreted to such lands.

(7)  Taxes and assessments for the year      1994      and subsequent years.,
     which are not yet due and payable.

         8. Restrictions, conditions and easements as set cut on the Plat of COMMERCIAL SILVER BLUFF, as recorded in Plat Book 14 at Page 59 of the Public Records of Dade County, Florida.

         9. Easement to Miami Water Company as set out in the Deed, dated January 3, 1931, filed December 24, 1931, under Clerk's File No. G-1552, in Deed Book 1420, at Pace 270 of the Public Records of Dade County, Florida.

         10. Covenant with the City of Miami, filed March 26, 1985, in Official Records Book 12456, at Page 1606 of the Public Records of Dade County, Florida.

     General exception no. 's 1, 2, 3, 4 and 5 are hereby deleted.

     Special exception no. 6 is hereby deleted.

Countersigned




                  Note: If this schedule is attached to a Loan Policy, junior and subordinate matters, if any, are not reilected herein.

                  Note: This Policy consists of insert pages [ILLEGIBLE] Schedules A and B. "This Policy's of no [ILLEGIBLE] and affect unless both pages are included along with any added pages incorporated by reference.

SCHEDULE 3
Loan or Owners
Reorder Form No. 535

                                SCHEDULE 3(o)(i)

Seller has a Cannon Copier that it has leased from Danka Industries. Seller has notified Danka that the lease on this copier has expired but they have failed to come get the copier so Seller continues using the copier. If the lease is renewed the monthly lease payment is $262.85.

                                SCHEDULE 3(o)(ii)

1. Supreme Courier Service supplies Seller with courier services and is paid on a monthly basis.

2. Subscription Agreement between Seller and Bankers System, Inc. for computer software.

3. Maintenance Agreement between Seller and Diebold, Inc. for service to the Alarm system used in the vault and the ATM machine.

4. A&C Cleaning Services provides Seller with cleaning services and is paid on a monthly basis.

5. Iron Mountain provides Seller with storage space and boxes and is paid on a quarterly basis.

6. Arrowmail Presort Co. provides Seller with sorting, stamping and mailing services and is paid on a monthly basis.

7. Cais Internet is the Seller's Internet service provider and is paid on a monthly basis.

8. Seller also has various agreements for bottled water, office supplies, rug cleaning, waste pickup, paper shredder, and subscription agreements for computer software all of which are for a period of one year or less and involve consideration of less than $5,000.

                               SCHEDULE 3(o)(vii)

1. Data Processing Services Agreement between Seller and Jack Henry and Associates, Inc. dated October 20, 2000.

2. Employment Agreement between Seller and Manuel A. Alvarez dated March 4, 1997 as amended on November 6, 1998.

3. Agreements with customers who have purchased certificates of deposits of participations in the same and as to which the Seller acts as custodian.

4.       Car Paper Broker Agreement between Seller and RC Premier, Inc.

5. Retainer Agreement between Seller and the law firm of Murai Wald Biondo & Moreno, P.A.

6. Agreement between Seller and the accounting firm of Morrison, Brown, Argiz and Company to perform the Seller's internal and external audits.

7.       Insurance Policies with Kahn Carlin and HRH Insurance

8.       Severance Pay Agreement between Seller and Doug Cutchens.

9. Servicing Agreement between Seller and Shay Financial Services, Inc. dated August 1, 2000.

10. Mortgage Loan Participation Agreement between Seller and Gibraltar Bank, FSB dated October 15, 1996 and September 30, 1996.

11. Participation Agreements with other banks in the ordinary Course of Business.

12. Loan Service Agreement between Seller and National Title Insurance Company dated December 7, 1993.

13.      Loan Service Agreement between Seller and Beach Bank.

14. Obligations under loan commitments to make loans in the ordinary Course of Business.

                            SCHEDULE 3(o)(vii) CONT.

15. Commission Agreement between Seller and Jose Chaoui entered into in April 2000.

16. Severance Agreement between Seller and Donate Marmol entered into in August 2000.

17. Month to month compliance consultant agreement with J.A.G. Financial Consultants, Inc.

                                  SCHEDULE 3(p)

PanAmerican claims that Shay Financial Services, Inc. owes them two receivables in the amount of $3,000 and 55,400. Shay is disputing these amounts.

                                  SCHEDULE 3(s)

1. Written Agreement by and among Seller, Federal Reserve Bank of Atlanta and Department of Banking and Finance. Division of Banking, state of Florida dated January 13, 1997.

2. First Security Bank of New Mexico v. PanAmerican Bank et. al., United States District Court for the District of New Mexico, Case No. 94-1464.

         In August of 1994, CIC Capital ("CIC"), as agent for Banco Continental Overseas N.V. ("BCO"), requested that PanAmerican Bank, as custodian, transfer to First Security Bank of New Mexico ("First Security") the sum of $495,000 for the purchase, for BCO, of a First Security certificate of deposit.

         CIC dealt with Beatrice Stonebanks ("Stonebanks"), an alleged broker for First Security. Stonebanks was associated with a brokerage firm by the name of Benjamin Maxwell Corp. ("Maxwell"). After the funds were transferred by PanAmerican, it was learned that the instructions and directions concerning the wire transfer, which were ostensibly given on behalf of a Delores M. Jones, an officer at First Security, were fraudulent and the account to which the funds were actually transferred was not an account of First Security but rather an account of Maxwell at First Security.

         Because there were certain funds still in the account of Maxwell at First Security, First Security filed an interpleader action naming PanAmerican, as well as other potential claimants, as defendants in order to determine the entitlement of the various parties to those funds. PanAmerican in turn filed a counterclaim against First Security for recovery of the funds transferred, as well as an action against Maxwell and Stonebanks. The action against First Security was based on PanAmerican's position that First Security improperly credited the wired funds to the account of Maxwell, because the wire instructions indicated that the beneficiary of the funds was First Security and not Maxwell.

         PanAmerican was the named party to this action because, in its capacity as custodian of BCO, PanAmerican was the remitter of the funds. The Bank, therefore, was prosecuting this action for the recovery of funds belonging to its customer, BCO.

         Pursuant to a partial settlement with regards to the funds, the Bank recovered $71,452.90. Following a trial last month, the Court entered a judgment against the Bank denying recovery. It appears that this is the end of the case as no appeal will be taken from this judgment.

                               SCHEDULE 3(s) CONT.

3. PanAmerican Bank vs. PanAmerican Bank, in the United States Patent and Trademark Office before the Trademark Trial and Appeal Board, Cancellation No.
25.635. In 1998, a bank with principal offices in California named also PanAmerican Bank filed a petition with the United States Trial and Appeal Board alleging that it had been using the name PanAmerican Bank prior to the time that the Bank registered PanAmerican Bank as a trademark. The petitioner sought cancellation of the trademark. No money damages are sought by the petition. Both Banks had preliminary settlement talks but no agreements were reached. The Bank filed an Answer contesting the action. On December 20, 2000, the United States Patent and Trademark Office entered an order approving the parties' request for suspension of proceedings for 120 days.

4. PanAmerican Bank v. Davy International, Inc., Eleventh Judicial Circuit Court in and for Miami-Dade County, Florida, Case No. 00-15908 CA 30. The Bank filed suit against Davy International ("Davy") based upon Davy's breach of a Promissory Note and Workout Agreement. The principal amount owed is approximately $700,000. It appears that Davy is no longer in business. The Bank has decided to discontinue this action as a result.

5. OCWEN Federal Bank, FSB v. PanAmerican Bank, et al., Eleventh Judicial Circuit Court in and for Miami-Dade County, Florida, Case No. 00-18389 CA 24. On or about July, 2000, this action was filed against several defendants alleging various claims, including a claim to re-establish a lost Promissory Note, breach of a Promissory Note and mortgage foreclosure. The Bank has been joined as a Defendant in this action because the Bank holds a first mortgage on the underlying property which is the subject of the lawsuit. The Plaintiff claims that its mortgage is superior to the Bank's. The Bank's mortgage had been insured under a loan title insurance policy issued by Commonwealth Land Title Insurance Company. Because the Bank's mortgage was insured by said title company, the Bank does not expect to incur any loss in this action. The law firm of Rollnick & Linden, P.A. is representing the Bank in this action and we refer you to said firm for further information regarding this action.

6. Leonidas Ortega, et al. v. Banco Central, et al., United States District Court, Southern District of Florida, Civil Case No. 98-0373-CIV-KING. In 1998, the Bank was named a defendant in a counterclaim filed by Banco Central del Ecuador in the above styled action. The law firm of Greenberg Traurig, in Miami, Florida, is representing the Bank in said action and we refer you to said firm for information regarding the action.

                                SCHEDULE 6(b)(xi)

1.       Written Agreement disclosed in Schedule 3(s).

2. Written Agreement by and among Luis A. Ortega, the Shareholder, Federal Reserve Bank of Atlanta and Department of Banking and Finance, Division of Banking, state of Florida dated March 6, 1997.

3. Commitments of the Shareholder and the Shareholder's shareholders described in letter dated December 24, 1991 from the Board of Governors of the Federal Reserve System to Gerri Dolan of Deloitte and Touche.